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                     September 29, 2023

       Hab Siam
       General Counsel
       Altimeter Growth Corp. 2
       2550 Sand Hill Road, Suite 150
       Menlo Park, CA 94025

                                                        Re: Altimeter Growth
Corp. 2
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 25,
2022
                                                            File No. 001-39849

       Dear Hab Siam:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Paul Tropp